Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 24, 2010, relating to the consolidated financial statements of DigitalGlobe, Inc., which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Denver, CO
April 26, 2010